EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SCBT Financial Corporation

We consent to the incorporation by reference in the registration statements (File No. 333-26029, File No. 333-103708, File No. 333-26031, File No. 333-33092, File No. 333-90014, File No. 333-115919, File No. 333-86922, and File No. 333-103707) on Forms S-8 and File Nos. 333-155208 and 333-158116 on Forms S-3 of our report, dated March 17, 2008, related to the consolidated statements of income, changes in shareholders' equity, and cash flows of SCBT Financial Corporation for the year ended December 31, 2007, which report appears in SCBT Financial Corporation's annual report on Form 10-K for the year ended December 31, 2009.

/s/ J.W. Hunt and Company, LLP J.W. Hunt and Company, LLP
Columbia, South Carolina March 12, 2010